Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated January 4, 2006

Foreign Exchange Strategies 18 Month International FX Bull Note Final Terms as of 4-Jan-06

Summary

*95% Principal Protected, 18 month USD Denominated Note, Indexed to the USD vs. Basket of Asian and European currencies
*Principal Increases as the USD declines versus a Basket of Currencies over the next 18 months

Terms

Eksportfinans Aaa/AA+
Type:	US MTN
Trade Date:	4-Jan-06
Settlement Date:	18-Jan-06
Maturity Date:	18-Jul-07
Notional Amount:	USD $51,000,000
Minimum Piece / Increment:	USD $10,000 and USD $1,000 thereafter
Issue Price:	100.00%
Principal Redemption at Maturity:	95% + 2.15 x (End Index — Beginning Index), subject to a min of 95%, max 127.25%
Index:	The index will be a basket of long positions in the following currencies versus the USD
20% — Japanese Yen
20% — Australian Dollar
20% — Swiss Franc
20% — Korean Won
20% — Euro
Principal Protection:	95% Principal Protected (if held until maturity)
This note is 95% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 95% of your principal.
Beginning Index:	The Index level is set at 100% on trade date.
End Index:	The Index level as determined by Goldman Sachs by referencing the spot rates of the basket currencies at 10:00am NY Time on 11-Jul-07.
Current Spot Levels:	JPY/USD = 115.96
USD/AUD = 0.7424
CHF/USD = 1.2878
KRW/USD = 995.60
USD/EUR = 1.2049

Documentation:	According to the Issuer’s US MTN Programme
Dealer:	Goldman Sachs & Co
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs & Co

Hypothetical Returns at Maturity:

	Ending Index	Principal Redemption at Maturity
	117.50	127.25%
15% Index Cap	115.00	127.25%
	112.50	121.88%
	110.00	116.50%
	107.50	111.13%
	105.00	105.75%
	102.50	100.38%

Breakeven	102.33	100.00%

	100.00	95.00%
	97.50	95.00%
	95.00	95.00%

Note: This Security is 95.00% Principal Protected (if held until maturity)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 -866-471-2526.